Exhibit 99.5

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 6-K

                        REPORT OF FOREIGN PRIVATE ISSUER

                        PURSUANT TO RULE 13A-16 OR 15D-16
                     OF THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2002

                                  ALVARION LTD.
--------------------------------------------------------------------------------
                 (Translation of registrant's name into English)

                   21A Habarzel Street, Tel Aviv 69710, Israel
--------------------------------------------------------------------------------
                     (Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F |X|   Form 40-F |_|

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934. Yes |_| No |X|

The following are included in this Report on Form 6-K:

1. Press release dated June 24, 2002.

2. Press release dated July 15, 2002.

3. Press release dated July 18, 2002

4. Press release dated July 30, 2002

5. Press release dated August 13, 2002

6. Press release dated August 22, 2002

7. Press release dated August 27, 2002

MONDAY JUNE 24, 6:02 AM EASTERN TIME

PRESS RELEASE

SOURCE: Alvarion Ltd.

AMA ONLINE CROSSES 2000TH CPE MILESTONE

EMERGES AS ALVARION'S TOP NORTH AMERICAN WIRELESS ISP

TEL-AVIV, Israel & AMARILLO, Texas--(BUSINESS WIRE)--June 24, 2002--Alvarion Ltd. (Nasdaq: ALVR - News), a leading provider of Broadband Wireless Access
(BWA) solutions, and AMA Online, a Texas-based wireless ISP (WISP), today announced that AMA has completed deployment of their 2,000th customer premise unit.

AMA's network covers approximately 15,000 contiguous square miles throughout the Texas Panhandle area. "AMA is Alvarion's leading Wireless ISP in the US," said Amir Rosenzweig, President of Alvarion, Inc. "Since they are exceeding revenue projections, they have been able to expand much more rapidly than initially planned."

AMA operates in an environment where competition includes other license-exempt wireless operators. Designed specifically to deliver wireless broadband in challenging environments, BreezeACCESS II also uses license-exempt bands. "AMA's success is testament to the quality of their total network, their superior marketing and service, and the unique ability of BreezeACCESS II to thrive in a market active with other wireless Internet operators," stated Patrick Leary, Alvarion, Inc.'s Chief Evangelist for wireless broadband.

Mr. Leary Continued, "In addition to traditional Internet services such as access, e-mail, and web hosting, the regional ISP offers sophisticated virtual private networking (VPN) for corporate facility connectivity, either directly or over the Internet via dial-up, DSL, ISDN, and wireless technologies. Like many regional service providers, AMA Online identified broadband-enabled services as a key driver in achieving its current and future business goals. In order to successfully compete in lucrative, last-mile access markets with the established cable and telephone operators in their region, it was essential to find a network solution that enabled swift and cost-effective entry. Moreover, the equipment deployed would have to reflect the ISP's commitment to upholding its reputation for providing excellent service at a low cost to subscribers. Alvarion's BreezeACCESS product family answered the call on all fronts. Enabling immediate deployment, low entry costs and demand-based build-out, BreezeACCESS provides always-on, high-speed data and voice services across an independent wireless infrastructure."

"We began our wireless business only eighteen months ago and have managed to grow it in large part because the technology we offer is first in its class," said Lehmer Dunn, Vice-President of AMA Online. "Alvarion's wireless broadband solutions enable us to bring our customers reliable Internet services through an easy-to-install, wire-free platform. Alvarion has remained attentive to our needs as they change and grow, and they provide us with excellent support. Using an Alvarion, solution we were able to generate quick ROI and generate positive cash flow from our wireless broadband activity."

About Alvarion

Alvarion is a powerhouse of point-to-multipoint broadband wireless access (BWA) solutions for telecom carriers, service providers, and Enterprises worldwide. Alvarion's systems are used to provide Internet access and voice and data services for subscribers in the last mile, as well as for cellular network feeding, building-to-building connectivity, and wireless local area networks
(LANs).

Alvarion, which was formed by the merger of BreezeCOM and Floware, offers the broadest range of BWA solutions by market segment and frequency band. Its solutions are designed to address all carriers' and service providers' business models. With the combined market experience of its founding companies, a strong customer base, diversified distribution channels and field-proven deployments, Alvarion is the leading BWA pure-play provider for all types of end-users, from residential subscribers to business customers.

For more information, please visit Alvarion's Website at http://www.alvarion.com.

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Alvarion's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to establish and maintain relationships with commerce, advertising, marketing, and technology providers and other risks detailed from time to time in filings with the Securities and Exchange Commission.

You may register to receive Alvarion's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.


Contact:
     Alvarion, Tel-Aviv
     Dafna Gruber, +972-3-645-6252
     dafna.gruber@alvarion.com
       or
     Alvarion Technical and Sales, Carlsbad
     760/476-3100 / 760/476-3101
     sales-north.america@alvarion.com
     usa-support@alvarion.com
       or
     Alvarion Press:
     Alvarion, Carlsbad
     Jessica Levine, 760/517-3203
     jessica.levine@alvarion.com
       or
     AMA Press:
     AMA Wireless, L.L.C., Amarillo
     Sue S. Hooper, 806/353-7638
     suehooper@amaonline.com
       or
     Investor:
     KCSA Worldwide, New York
     Joseph A. Mansi/Adam J. Rosen,
     212/896-1205 / 212/896-1220
     jmansi@kcsa.com / arosen@kcsa.com
        or
     AMA Technical and Sales, Amarillo
     David Boyd, 806/353-7638
     david.boyd@amaonline.com

MONDAY JULY 15, 6:00 AM EASTERN TIME

PRESS RELEASE

SOURCE: Alvarion Ltd.

ALVARION ANNOUNCES BREEZEACCESS V FOR THE 5GHZ BANDS

ONCE AGAIN, ALVARION EXPANDS THE RANGE OF OPTIONS FOR
DEPLOYING COST-EFFECTIVE FIXED WIRELESS NETWORKS

TEL-AVIV, Israel--(BUSINESS WIRE)--July 15, 2002--Alvarion Ltd. (NASDAQ: ALVR -
News), a leading provider of Broadband Wireless Access (BWA) solutions, today announced the commercial availability of BreezeACCESS(TM) V, its latest addition to the industry-leading BreezeACCESS(TM) family of fixed wireless network solutions.

The new solution allows operators to offer all of BreezeACCESS's mature and field-proven features and services - including advanced managed data, VoIP, and backhaul services - over the 5GHz frequency bands.

Commenting on the announcement, Rudy Leser, Vice President Marketing of Alvarion, said, "Alvarion's aim has always been to give operators the broadest possible range of solutions for deploying high-performance fixed wireless networks. Our new BreezeACCESS V is an exciting addition that brings important new features to the portfolio, and opens up a variety of application possibilities. As with all of our solutions, the BreezeACCESS V makes it easy for operators to set up new infrastructure and to quickly begin offering revenue-generating services. The new system is a full-featured solution for regions where ISM band regulations apply, such as in Latin America, Africa, Asia, Central Europe and in the United States, as well as areas where the lower 5GHz bands are available such as in the U.S., Western and Eastern Europe. In addition, BreezeACCESS V is an ideal network supplement in other regions where unlicensed 2.4GHz bands are heavily congested."

BreezeACCESS V leverages the field-tested infrastructure of Alvarion's BreezeACCESS family to provide top-quality data and voice services and secure VPN services in two new frequency ranges: 5.725GHz - 5.875GHz and 5.15GHz - 5.35GHz. Benefiting from system architecture that has been proven in thousands of BreezeACCES II and XL deployments, BreezeACCESS V stands on its own as a full-featured fixed wireless infrastructure, and / or can be used as a backhauling solution for 2.4GHz networks.

Making its value proposition even more compelling, BreezeACCESS V can be co-located with BreezeACCESS II, leveraging existing investments in towers, rooftop rights, etc.

Mr. Leser added, "By expanding the options available for configuring a fixed wireless network, the BreezeACCESS V strengthens an already attractive BreezeACCESS business case. We are pleased to introduce our second 5GHz product to the market this year and remain committed to continue bringing value to our customers with additional product offerings in the 5GHz bands, together with enhancements to our leading technology."

About Alvarion

Alvarion is a premier provider of solutions based on Point-to-Multipoint (PMP) Broadband Wireless Access (BWA) used by telecom carriers, service providers, and enterprises worldwide. Alvarion systems provide Internet access and voice and data services in the last mile, cellular network feeding, building-to-building and wireless local area network (LAN) connectivity.

Alvarion offers the broadest range of BWA solutions by market segment and frequency band, designed to address all carriers' and service providers' business models. With its combined market experience, strong customer base, diversified distribution channels and field-proven deployments, Alvarion is a leading BWA pure play provider for every end user profile, from residential subscribers to business customers.

For more information, please visit Alvarion's website at http://www.alvarion.com.

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Alvarion's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to establish and maintain relationships with commerce, advertising, marketing, and technology providers and other risks detailed from time to time in filings with the Securities and Exchange Commission.

You may register to receive Alvarion's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.


Contact:
     Alvarion
     Dafna Gruber, CFO, +972-3-645 6252
     dafna.gruber@alvarion.com
       or
     Investor:
     KCSA Worldwide, New York
     Joseph A. Mansi/Adam J. Rosen, 212/896-1205/212/896-1220
     jmansi@kcsa.com / arosen@kcsa.com
                       ---------------

THURSDAY JULY 18, 1:19 PM EASTERN TIME

PRESS RELEASE

SOURCE: Alvarion Ltd.

ALVARION'S SECOND QUARTER 2002 EARNINGS RELEASE AND
CONFERENCE CALL SCHEDULED FOR JULY 30, 2002

TEL AVIV, Israel--(BUSINESS WIRE)--July 18, 2002--Alvarion Ltd. (NASDAQ: ALVR -
News), a leading developer and manufacturer of broadband wireless access products, announced today that it will release its Second Quarter 2002 results on July 30, 2002, during pre-market hours.

Following the announcement, Alvarion will host a conference call at 9:00 a.m. EDT. The Company invites you to listen to the call at the following telephone numbers: (888) 417-2310 in the United States, or (973) 582-2749 Internationally. The call will also be available live on the Internet at the following sites: www.kcsa.com and www.alvarion.com.

A replay of the call will be available from 11:00 a.m. EDT on July 30, 2002 through 11:59 p.m. on August 6, 2002. To access the replay, please call (877) 519-4471 in the Unites States, or (973) 341-3080 internationally. To access the replay, users will need to enter the following code: 3378563.

About Alvarion

Alvarion is a powerhouse of point-to-multipoint broadband wireless access (BWA) solutions for telecom carriers, service providers, and Enterprises worldwide. Alvarion's systems are used to provide Internet access and voice and data services for subscribers in the last mile, as well as for cellular network feeding, building-to-building connectivity, and wireless local area networks
(LANs).

Alvarion, which was formed by the merger of BreezeCOM and Floware, offers the broadest range of BWA solutions by market segment and frequency band. Its solutions are designed to address all carriers' and service providers' business models. With the combined market experience of its founding companies, a strong customer base, diversified distribution channels and field-proven deployments, Alvarion is the leading BWA pure-play provider for all types of end-users, from residential subscribers to business customers.

For more information, please visit Alvarion's World Wide Web site at http://www.alvarion.com.

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Alvarion's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to establish and maintain relationships with commerce, advertising, marketing, and technology providers and other risks detailed from time to time in filings with the Securities and Exchange Commission.

You may register to receive Alvarion's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.


Contact:
     Alvarion Ltd.
     Dafna Gruber
     Ph: +972-3-645-6252
     Fax: +972-3-645-6222
             or
     KCSA Investor Contacts:
     Joseph A. Mansi / Adam J. Rosen
     (212) 896-1205 / (212) 896-1220
     jmansi@kcsa.com / arosen@kcsa.com

TUESDAY JULY 30, 2:01 AM EASTERN TIME

PRESS RELEASE

SOURCE: Alvarion Ltd.

ALVARION REPORTS SECOND QUARTER AND FIRST-HALF 2002 RESULTS

TEL - AVIV, Israel--(BUSINESS WIRE)--July 30, 2002--Alvarion Ltd. (NASDAQ: ALVR
- News), a leading provider of Broadband Wireless Access (BWA) solutions, today announced its financial results for the second quarter and the first six months ended June 30, 2002.

Note: The Company's statement of operations is based on U.S. GAAP. The Company was formed on August 1, 2001 through the merger of BreezeCOM Ltd. and Floware Ltd. As such, the Company's results for the second quarter and the first six months of 2001 include the results of BreezeCOM Ltd. only.

Revenues for the second quarter of 2002 were $22.3 million, compared with $22.7 million for the first quarter of 2002 and $22.4 million for the second quarter of 2001.

Net loss for the second quarter of 2002 was $(5.0) million, or $(0.09) per diluted share, compared with $(5.5) million, or $(0.10) per diluted share, for the first quarter of 2002, and $(21.0) million, or $(0.72) per diluted share, in the second quarter of 2001.

Cash reserves as of June 30, 2002 were $175.2 million, compared with $179.2 million as of March 31, 2002.

If amortization of current technology and deferred stock compensation in the total amount of $747,000 were excluded from the Company's second quarter 2002 results, the net loss for the quarter would have been $(4.3) million, or $(0.08) per diluted share. This compares with a net loss, excluding amortization of current technology and deferred stock compensation of $752,000, of $(4.8) million, or $(0.09) per diluted share, in the first quarter of 2002.

Commenting on the second quarter, Zvi Slonimsky, CEO of Alvarion, stated, "In the face of difficult markets, we are proud to report solid revenues, gross margin improvement, and a continual decrease in operating expenses, resulting in a decreased loss per share and a stable cash burn for the second quarter. We attribute the strength of our sales to the markets we have targeted, the depth and quality of our product portfolio, and the diversity of our growing customer base.

"We continue to see opportunities in both our target market segments: established cellular carriers in developing regions, and wireless service providers in rural areas. In Central and South America, interest from cellular operators has been especially strong as evidenced both by sales during the quarter and deals in the pipeline. In the U.S., the telecom slowdown is creating opportunities for rural service providers, who provide needed services in areas that are underserved by the major telcos. We are encouraged to see a lot of new activities in many regions. During the quarter, approximately 30 new customers installed our products for the first time, and a number of new orders from other new customers are in the pipeline."

"During the quarter, we also recorded sales and substantial interest from customers in a new segment, namely, Emergency Services. Driven by the new emphasis in the United States on Homeland Security, state and local law enforcement agencies, first-aid organizations, and fire departments are now planning information system upgrades. They are coming to us for our unique BreezeACCESS Mobile(TM) technology that is able to connect mobile computers - the units within squad cars and ambulances - to a central computer and to keep them connected even while in `hot pursuit.' We believe this vast new market creates a lot of opportunities and that we are ideally positioned to benefit."

Mr. Slonimsky continued, "We recently introduced a few new products that strengthen our dominant position in the sub-11 Ghz Broadband Wireless Access segment, and during the quarter, we increased our offering in the 5.8 GHz bands. Our BreezeNET DS.5800 Wireless Bridging system will be used by wireless service providers for cost-effective long-range backhauls, and by enterprises to bridge campus wireless LANs. The BreezeACCESS V is an ideal network supplement for our existing 2.4 Ghz networks, and is a primary network solution for several specific markets. We intend to continue introducing new products in the 5GHz bands in the future, including a non-Line-Of-Site OFDM 5GHz product."

Mr. Slonimsky concluded, "Overall, we are pleased with our performance in this difficult environment and with our solid financial results. We are confident that our comprehensive product offering, our extensive market presence, and our talented and dedicated people will enable us to take full advantage of improving market trends, and to benefit from our leadership of the Broadband Wireless market."

The Company will hold a teleconference today, July 30, 2002, at 9:00 a.m. EDT to discuss the quarter's results. To participate in the call, please dial (888) 417-2310 (in the U.S.), or (973) 582-2749 (internationally), approximately five minutes prior to the scheduled call start time. The call will also be available live as a Webcast on www.kcsa.com and www.alvarion.com, where it will be archived and available for replay for 30 days. A replay of the call can also be accessed via telephone from 11:00 a.m. EDT on July 30, 2002 through 11:59 p.m. on August 6, 2002 by calling (877) 519-4471 in the Unites States, or (973) 341-3080 internationally, and entering the following access code: 3378563.

About Alvarion

Alvarion is a premier provider of solutions based on Point-to-Multipoint (PMP) Broadband Wireless Access (BWA) used by telecom carriers, service providers, and enterprises worldwide. Alvarion systems provide Internet access and voice and data services in the last mile, cellular network feeding, building-to-building and wireless local area network (LAN) connectivity.

Alvarion offers the broadest range of BWA solutions by market segment and frequency band, designed to address all carriers' and service providers' business models. With its combined market experience, strong customer base, diversified distribution channels and field-proven deployments, Alvarion is a leading BWA pure play provider for every end user profile, from residential subscribers to business customers.

For more information, please visit Alvarion's web site at http://www.alvarion.com.

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Alvarion's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to establish and maintain relationships with commerce, advertising, marketing, and technology providers and other risks detailed from time to time in filings with the Securities and Exchange Commission.

You may register to receive Alvarion's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.


                                  ALVARION LTD.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            U.S. dollars in thousands




                                                                                        JUNE 30, 2002       DECEMBER 31, 2001
                                                                                        -------------       -----------------
ASSETS
   CASH, CASH EQUIVALENTS, SHORT-TERM AND LONG-TERM INVESTMENTS                            $  175,150            $  182,969
   TRADE RECEIVABLES                                                                           11,971                15,563
   OTHER ACCOUNTS RECEIVABLE                                                                    4,818                 9,273
   INVENTORIES                                                                                 29,789                32,580

   SEVERANCE PAY FUND                                                                           3,410                 3,217
PROPERTY AND EQUIPMENT, NET                                                                    11,412                11,153
GOODWILL AND OTHER INTANGIBLE ASSETS                                                           51,640                52,840
                                                                                           ----------            ----------
TOTAL ASSETS                                                                               $  288,190            $  307,595
                                                                                           ==========            ==========

LIABILITIES AND SHAREHOLDERS' EQUITY



CURRENT LIABILITIES
   TRADE PAYABLES                                                                       $       8,186           $    11,253
   OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES                                                 26,602                31,918
                                                                                           ----------            ----------
   TOTAL CURRENT LIABILITIES                                                                   34,788                43,171
                                                                                           ----------            ----------
LONG TERM LIABILITIES                                                                           5,228                 5,228
                                                                                           ----------            ----------
ACCRUED SEVERANCE PAY                                                                           5,014                 4,945
                                                                                           ----------            ----------
TOTAL LIABILITIES                                                                              45,030                53,344
                                                                                           ----------            ----------
SHAREHOLDERS'  EQUITY                                                                         243,160               254,251
                                                                                           ----------            ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                $   288,190            $  307,595
                                                                                          ===========            ==========



      \

                                  ALVARION LTD.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  U.S. dollars in thousands (except per share data)


                                                                                 SIX MONTHS ENDED            SIX MONTHS ENDED
                                                                                 JUNE 30, 2002               JUNE 30, 2001
                                                                                 ----------------            ---------------


SALES                                                                             $       44,980            $       46,303
COST OF SALES                                                                             28,464                    27,126
WRITE-OFF EXCESS INVENTORY AND PROVISION FOR INVENTORY PURCHASE COMMITMENTS                    -                    19,405
                                                                                  --------------            --------------
GROSS PROFIT (LOSS)                                                                       16,516                      (228)
                                                                                  --------------            --------------
OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT, NET                                                             12,897                     8,218
SELLING AND MARKETING                                                                     13,367                    14,287
GENERAL AND ADMINISTRATIVE                                                                 3,070                     2,757
AMORTIZATION OF CURRENT TECHNOLOGY & DEFERRED STOCK COMPENSATION                           1,499                         -
                                                                                  --------------            --------------
TOTAL OPERATING EXPENSES                                                                  30,833                    25,262
                                                                                  --------------            --------------
OPERATING LOSS                                                                           (14,317)                  (25,490)
FINANCIAL INCOME, NET                                                                      3,786                     4,540
                                                                                  --------------            --------------
NET LOSS                                                                          $      (10,531)           $      (20,950)
                                                                                  --------------            --------------
BASIC AND DILUTED LOSS PER SHARE                                                  $        (0.19)                    (0.73)
                                                                                  ==============            ==============
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTING BASIC AND DILUTED LOSS
PER SHARE                                                                                 54,511                    28,661
                                                                                  ==============            ==============



                                                                                 THREE MONTHS ENDED         THREE MONTHS ENDED
                                                                                  JUNE 30, 2002              JUNE 30, 2001
                                                                                 ----------------            ---------------
SALES                                                                             $       22,296            $       22,412
COST OF SALES                                                                             13,969                    13,399
WRITE-OFF EXCESS INVENTORY AND PROVISION FOR INVENTORY PURCHASE COMMITMENTS                    -                    19,405
                                                                                  --------------            --------------
GROSS PROFIT (LOSS)                                                                        3,327                   (10,392)
                                                                                  --------------            --------------
OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT, NET                                                              6,173                     4,039
SELLING AND MARKETING                                                                      6,674                     7,155
GENERAL AND ADMINISTRATIVE                                                                 1,522                     1,449
AMORTIZATION OF CURRENT TECHNOLOGY & DEFERRED STOCK COMPENSATION                             747                         -
                                                                                  --------------            --------------
TOTAL OPERATING EXPENSES                                                                  15,116                    12,643
                                                                                  --------------            --------------
OPERATING LOSS                                                                            (6,789)                  (23,035)
FINANCIAL INCOME, NET                                                                      1,765                     2,022
                                                                                  --------------            --------------
NET LOSS                                                                          $       (5,024)           $      (21,013)
                                                                                  --------------            --------------
BASIC AND DILUTED LOSS PER SHARE                                                  $        (0.09)           $        (0.72)
                                                                                  ==============            ==============
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTING BASIC AND DILUTED LOSS
   PER SHARE                                                                              54,419                    28,991
                                                                                  ==============            ==============



                                  ALVARION LTD.
                 (a) PRO FORMA CONDENSED CONSOLIDATED STATEMENTS
                                  OF OPERATIONS
                  U.S. dollars in thousands (except per share data)


                                                                                SIX MONTHS ENDED          SIX MONTHS ENDED
                                                                                JUNE 30,2002              JUNE 30,2001
                                                                                ----------------          ----------------
SALES                                                                             $       44,980            $       46,303
COST OF SALES                                                                             28,464                    27,126
                                                                                  --------------            --------------
GROSS PROFIT                                                                              16,516                    19,177
                                                                                  --------------            --------------
OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT, NET                                                             12,897                     8,218
SELLING AND MARKETING                                                                     13,367                    14,287
GENERAL AND ADMINISTRATIVE                                                                 3,070                     2,757
                                                                                  --------------            --------------
TOTAL OPERATING EXPENSES                                                                  29,334                    25,262
                                                                                  --------------            --------------
OPERATING LOSS                                                                           (12,818)                   (6,085)
FINANCIAL INCOME, NET                                                                      3,786                     4,540
                                                                                  --------------            --------------
NET LOSS                                                                          $       (9,032)           $       (1,545)
                                                                                  --------------            --------------
BASIC AND DILUTED LOSS PER SHARE                                                  $        (0.17)           $        (0.05)
                                                                                  ==============            ==============

WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTING BASIC AND DILUTED LOSS
   PER SHARE                                                                              54,511                    28,661
                                                                                  ==============            ==============


                                                                                   THREE MONTHS               THREE MONTHS
                                                                                      ENDED                      ENDED
                                                                                   JUNE 30, 2002              JUNE 30, 2001
                                                                                   ----------------           ----------------
SALES                                                                             $       22,296            $       22,412
COST OF SALES                                                                             13,969                    13,399
                                                                                  --------------            --------------
GROSS PROFIT                                                                               8,327                     9,013
                                                                                  --------------            --------------
OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT, NET                                                              6,173                     4,039
SELLING AND MARKETING                                                                      6,674                     7,155
GENERAL AND ADMINISTRATIVE                                                                 1,522                     1,449
                                                                                  --------------            --------------
TOTAL  OPERATING EXPENSES                                                                 14,369                    12,643
                                                                                  --------------            --------------
OPERATING LOSS                                                                            (6,042)                   (3,630)
FINANCIAL INCOME, NET                                                                      1,765                     2,022
                                                                                  --------------            --------------
NET LOSS                                                                          $       (4,277)           $       (1,608)
                                                                                  --------------            --------------
BASIC AND DILUTED LOSS PER SHARE                                                  $        (0.08)           $        (0.06)
                                                                                  ==============            ==============

WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTING BASIC AND DILUTED LOSS
   PER SHARE                                                                              54,419                    28,991
                                                                                  ==============            ==============

(a) The pro forma statement of operations excludes the amortization of current technology, deferred stock compensation, write-off of excess inventory and provision for inventory purchase commitments.

The above pro forma information is for informational purposes only. It is not prepared in accordance with Generally Accepted Accounting Principles in the United States (US GAAP) and should not be considered as a substitute for our historical financial information prepared in accordance with GAAP.

Contact:
Alvarion
Dafna Gruber, +972-3-645 6252
dafna.gruber@alvarion.com
or
Investor:
KCSA Worldwide for Alvarion

Joseph A. Mansi / Adam J. Rosen
+212-896 12 05 / +212-896-1220
jmansi@kcsa.com / arosen@kcsa.com

TUESDAY AUGUST 13, 6:01 AM EASTERN TIME

PRESS RELEASE

SOURCE: Alvarion Ltd.

ALVARION ANNOUNCES THE BREEZEACCESS SU-M MOBILE
RADIO UNIT FOR HOMELAND SECURITY APPLICATIONS

TEL-AVIV, Israel & CARLSBAD, Calif.--(BUSINESS WIRE)--Aug. 13, 2002--Alvarion, Ltd. (NASDAQ:ALVR - News), a leading provider of Broadband Wireless Access (BWA) solutions, today announced the commercial launch of its BreezeACCESS(TM) SU-M, a wireless mobile data subscriber unit designed for the homeland security marketplace. It allows public safety agents -- such as police officers, fire fighters, emergency medical technicians, and military personnel -- to quickly access remote servers in a mobile environment. The SU-M provides a true mobile broadband connection for public safety officers working in the field. Users can seamlessly extract information, contact headquarters or other field officers, as well as send large data files with pictures and other pertinent information with the same speed and data integrity that exist in a wired infrastructure.

The SU-M is an extension of the BreezeACCESS product family, and fits seamlessly into the existing BreezeACCESS infrastructure. By using BreezeACCESS Access Units (AU) and Cell Extenders, the SU-M can roam between cells, creating a wireless grid. Moreover, the SU-M can compliment existing mobile data systems currently used by many public safety organizations, but which offer less optimal data capacity and throughput.

When deploying the SU-M in combination with existing systems, users enjoy a significant increase in efficiency, since the SU-M can transfer large amounts of data at multi-megabit speeds.

As a result, public safety officers can remain on the streets and front lines, saving time, money, and better assisting the public. For example, police officers can obtain arrest warrant data, mug shots, and finger-print information quickly and efficiently in the field; and fire fighters can quickly retrieve electronic copies of city maps and building blueprints in transit to emergency sites. In addition, IS staff can remotely administer software updates instead of requiring each unit to be physically brought in for software maintenance.

"The SU-M is a true milestone for homeland security applications," said Amir Rosenzweig, President of Alvarion, Inc. "With concerns about public safety emerging as a primary focus of U.S. public policy, Alvarion is using its wireless networking expertise to help national efforts in ensuring greater public safety. With the release of our SU-M mobile radio unit, we are making real-time file sharing applications a reality in homeland security applications."

About Alvarion

Alvarion is a premier provider of solutions based on Point-to-Multipoint (PMP) Broadband Wireless Access (BWA) used by telecom carriers, service providers, and enterprises worldwide. Alvarion systems provide Internet access and voice and data services in the last mile, cellular network feeding, building-to-building and wireless local area network (LAN) connectivity.

Alvarion offers the broadest range of BWA solutions by market segment and frequency band, designed to address all carriers' and service providers' business models. With its combined market experience, strong customer base, diversified distribution channels and field-proven deployments, Alvarion is a leading BWA pure play provider for every end user profile, from residential subscribers to business customers.

For more information, visit Alvarion's World Wide Web site at http://www.alvarion.com.

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Alvarion's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to further identify, develop and achieve success for new products, services and technologies; increased competition ad its effect on pricing, spending, third-party relationships and revenues; as well as the inability to establish and maintain relationships with commerce, advertising, marketing, and technology providers and other risks detailed from time to time in filings with the Securities and Exchange Commission.

You may register to receive Alvarion's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.


Contact:
     Alvarion Ltd.
     Dafna Gruber, +972-3-645 6252
     dafna.gruber@alvarion.com
     -------------------------
     or
     Investor Contact:
     KCSA Worldwide
     Joseph A. Mansi, 212/896-1205
     jmansi@kcsa.com
     ---------------
     or
     Adam J. Rosen, 212/896-1220
     arosen@kcsa.com
     ---------------

THURSDAY AUGUST 22, 6:01 PM EASTERN TIME

PRESS RELEASE

SOURCE: Alvarion

ALVARION ANNOUNCES STOCK OPTIONS EXCHANGE PROGRAM

TEL - AVIV, Israel--(BUSINESS WIRE)--Aug. 22, 2002--Alvarion Ltd. (NASDAQ: ALVR
- News), a leading provider of Broadband Wireless Access (BWA) solutions, today announced that its Board of Directors has approved a voluntary stock options exchange program.

Under the program, Alvarion stock options holders will be given the opportunity to voluntarily cancel unexercised vested and non-vested stock options previously granted to them, in exchange for replacement stock options that will be granted at a future date. Depending upon the original exercise price of the options, those participants who elect to take advantage of the program will receive new options that will be in an amount between 2 and 85 percent of the number of their existing options that are cancelled. As an incentive for doing so, the price of the new options will be at an exercise price equal to the closing price of Alvarion's ordinary shares on NASDAQ on the date of the grant, which currently is expected to be March 22nd, 2003. The exchange offer will expire on September 20th, 2002.

As a result of the stock exchange program, the amount of stock options outstanding is expected to be reduced by approximately 3 million, which is nearly 20% of the total stock options outstanding today.

Zvi Slonimsky, Chief Executive Officer of Alvarion, said, "Our employees are our most important assets and are essential to our long-term success. As we all know, stock options are an important incentive program designed to retain and recruit the best of talent. By restoring the power of our previously granted options, Alvarion will support a key asset, its employees, to continue to contribute for the future growth and success of the Company."

The exchange program has been designed in accordance with Financial Accounting Standard Board (FASB) interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" - An Interpretation of APB Opinion No. 25. Accordingly, the Company anticipates that there will be no variable compensation charges as a result of the exchange program.

About Alvarion

Alvarion is a premier provider of solutions based on Point-to-Multipoint (PMP) Broadband Wireless Access (BWA) used by telecom carriers, service providers, and enterprises worldwide. Alvarion systems provide Internet access and voice and data services in the last mile, cellular network feeding, building-to-building and wireless local area network (LAN) connectivity.

Alvarion offers the broadest range of BWA solutions by market segment and frequency band, designed to address all carriers' and service providers' business models. With its combined market experience, strong customer base, diversified distribution channels and field-proven deployments, Alvarion is a leading BWA pure play provider for every end user profile, from residential subscribers to business customers.

For more information, please visit Alvarion's web site at http://www.alvarion.com.

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Alvarion's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to establish and maintain relationships with commerce, advertising, marketing, and technology providers and other risks detailed from time to time in filings with the Securities and Exchange Commission.

You may register to receive Alvarion's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.


Contact:
     Alvarion
     Dafna Gruber, +972-3-645 6252
     dafna.gruber@alvarion.com
                or
     Investor Contacts:
     KCSA Worldwide
     Jeff Corbin / Adam J. Rosen
     +212-896-1214 / +212-896-1220
     jcorbin@kcsa.com / arosen@kcsa.com

CAMGSM, CAMBODIA'S LARGEST CELLULAR OPERATOR, EXPANDS DEPLOYMENT
OF ALVARION BWA NETWORK BWA NETWORK ADDRESSES GROWING CAMBODIAN
DEMAND FOR AFFORDABLE INTERNET ACCESS

Tuesday August 27, 6:01 am ET

TEL-AVIV, Israel--(BUSINESS WIRE)--Aug. 27,2002--Alvarion Ltd. (NASDAQ: ALVR -
News), a leading provider of Broadband Wireless Access (BWA) solutions, today announced the receipt of a follow-on order from CamGSM Co. Ltd., which operates Cambodia's MobiTel cellular network, for additional fixed wireless equipment in the licensed 3.5 GHz frequency band.

Including this order, CamGSM has now purchased Alvarion equipment worth a total of more than $1 million. CamGSM is part of Millicom International S.A., which has mobile operations in over 20 countries.

With more than 250,000 cellular subscribers, MobiTel has a 70% share of Cambodia's cellular market. In March 2001, CamGSM leveraged its positioning and assets -including its customer base, marketing and support organization, and real estate in all regions of Cambodia - to launch Telesurf Wireless, a high-speed Internet access network. So far, Telesurf services are available in Phnom Penh, Cambodia's capital city, and the Siem Reap and Sihanoukville regions, and new subscribers are being added at the rate of more than 100 per month. Based on Telesurf Wireless's success, CamGSM is now expanding the network, with plans to cover four additional cities by the end of September. The additional regions that are going to be covered are Battambong, Poi pet, Kampong Cham and Kampot.

Commenting on the news, David Springs, General Manager of CamGSM, said, "Our BWA network provides a needed service for our customers, and is set to become an even more important revenue driver for MobiTel. As recently as two years ago, the cost of Internet access in Cambodia was $5 an hour, a price well beyond most budgets.

Using Alvarion's technology, we are bringing affordable Internet access to businesses and residences in all of Cambodia's largest cities. As a result, demand for Internet access is growing quickly. In the near future, we also plan to launch additional high-margin telecommunications services that our BWA network makes possible, such as VPN."

Tzvika Friedman, President and COO of Alvarion, added, "In developing regions like Cambodia, the benefits of wireless technology are even more obvious. With poor and expensive wireline infrastructure and difficult terrain, wireless is often the only option for bringing affordable Internet access, WAN connectivity and advanced telecommunications services to a population eager to connect with the rest of the world. Our technology is an ideal solution for cellular operators like CamGSM, who can reuse existing assets to launch a range of revenue-generating access services quickly and inexpensively, and can expand as justified by demand. We are delighted with MobiTel's success, and look forward to working with them as they expand throughout Cambodia."

About CamGSM

Established in 1996, CamGSM Company Ltd. operates a GSM 900 mobile network in Cambodia under the trade name of MobiTel. CamGSM is owned jointly by a leading Cambodian consortium, the Royal Group, and Millicom International S.A., a Luxembourg-based corporation with interests in cellular operators in 20 countries. MobiTel has approximately 250,000 subscribers in all provinces of Cambodia, who benefit from roaming agreements in over 100 countries around the world. MobiTel continues to expand the range of its service offerings, including the launch in March 2001, of its state-of-the-art Telesurf Wireless Internet access services.

About Alvarion

Alvarion is a powerhouse of point-to-multipoint broadband wireless access (BWA) solutions for telecom carriers, service providers, and Enterprises worldwide. Alvarion's systems are used to provide Internet access and voice and data services for subscribers in the last mile, as well as for cellular network feeding, building-to-building connectivity, and wireless local area networks
(LANs).

Alvarion, which was formed by the merger of BreezeCOM and Floware, offers the broadest range of BWA solutions by market segment and frequency band. Its solutions are designed to address all carriers' and service providers' business models. With the combined market experience of its founding companies, a strong customer base, diversified distribution channels and field-proven deployments, Alvarion is the leading BWA pure-play provider for all types of end-users, from residential subscribers to business customers.

For more information, visit Alvarion's World Wide Web site at http://www.alvarion.com.

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Alvarion's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to establish and maintain relationships with commerce, advertising, marketing, and technology providers and other risks detailed from time to time in filings with the Securities and Exchange Commission.

You may register to receive Alvarion's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.

Contact:
     Alvarion
     Dafna Gruber, +972-3-645 6252
     dafna.gruber@alvarion.com
            or
     Alvarion Investor Contacts
     KCSA Worldwide
     Jeff Corbin / Adam J. Rosen
     +212-896 1214/ +212-896-1220
     jcorbin@kcsa.com  / arosen@kcsa.com
     ----------------    ---------------

                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                ALVARION LTD.


Date: August 28, 2002                           By: /s/ Dafna Gruber
                                                   --------------------
                                                Name: Dafna Gruber
                                                Title: Chief Financial Officer